                                                                   EXHIBIT 10.27
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                      AGREEMENT AND PLAN OF REORGANIZATION

                   DATED AS OF THE 11/th/ DAY OF OCTOBER, 2001

                                 BY AND BETWEEN

                                  GENERAL BANK

                                       AND

                         LIBERTY BANK AND TRUST COMPANY




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

                               TABLE OF CONTENTS

                                                                 Page

RECITALS: .....................................................   1

      A.   General Bank .......................................   1
      B.   Liberty Bank .......................................   1
      C.   Cash Acquisition ...................................   1
      D.   GB INTERIM BANK ....................................   1
      E.   Required Approvals .................................   1
      F.   Federal Tax Treatment ..............................   1
      G.   Board Approvals ....................................   2

ARTICLE I   THE MERGERS AND RELATED TRANSACTIONS ..............   2

      1.1  Structure and Effect of the Interim Merger .........   2
      1.2  Structure and Effect of the Bank Merger ............   2
      1.3  Closing ............................................   2
      1.4  Effective Times ....................................   3
      1.5  Effect of Interim Merger on Capital Stock ..........   3
           (a) Common Stock of GB Interim Bank ................   3
           (b) Liberty Bank Common Stock ......................   3
           (c) Dissenting Shares ..............................   3
           (d) Cancellation of Certain Shares .................   3
           (e) Stock Transfer Books ...........................   3
      1.6  Dissenters Rights Demands ..........................   4
      1.7  Adjusted Cash Consideration ........................   4
      1.8  Exchange Procedures ................................   4

ARTICLE II  REPRESENTATION AND WARRANTIES OF LIBERTY BANK .....   6

      2.1  Representations and Warranties .....................   6
           (a) Recitals True ..................................   6
           (b) Capital Stock ..................................   6
           (c) Subsidiaries ...................................   6
           (d) Authority ......................................   6
           (e) Shareholder Approvals ..........................   6
           (f) No Violations ..................................   7

                                       i

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                               TABLE OF CONTENTS
                                   (continued)

                                                                       Page

           (g)  Reports ..............................................   7
           (h)  Taxes ................................................   8
           (i)  Absence of Claims ....................................   9
           (j)  Absence of Regulatory Actions ........................   9
           (k)  Agreements ...........................................   9
           (l)  Labor Matters ........................................  10
           (m)  Employee Benefit Agreements ..........................  10
           (n)  Title to Assets ......................................  12
           (o)  Knowledge as to Conditions ...........................  12
           (p)  Compliance with Laws .................................  12
           (q)  Finder's or Advisor Fees .............................  12
           (r)  Environmental Matters ................................  13
           (s)  Allowances ...........................................  13
           (t)  Material Interests of Certain Persons ................  14
           (u)  Insurance ............................................  14
           (v)  Investment Securities ................................  14
           (w)  Derivative Transactions ..............................  14
           (x)  Intellectual Property ................................  15
           (y)  Books and Records ....................................  15
           (z)  Trust Business .......................................  15

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF GENERAL BANK ..........  15

    3.1  Representations and warranties of General Bank ..............  15
           (a)  Recitals True ........................................  15
           (b)  Authority ............................................  15
           (c)  Approvals ............................................  15
           (d)  No Violations ........................................  16
           (e)  Consideration ........................................  16
           (f)  Knowledge as to Conditions ...........................  16
           (g)  GB Interim Bank ......................................  16
           (h)  Statements True and Correct ..........................  16

                                       ii

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                               TABLE OF CONTENTS
                                  (continued)


                                                                        Page
ARTICLE IV      CONDUCT PENDING THE MERGER ...........................   16

     4.1    Conduct of Liberty Bank's Business Prior to the
            Effective Time of the Interim Merger .....................   16
     4.2    Covenants of Liberty Bank ................................   17
     4.3    Notification by Liberty Bank of Certain Matters ..........   18

ARTICLE V       COVENANTS ............................................   19

     5.1    Acquisition Proposals ....................................   19
     5.2    Employees ................................................   19
     5.3    Access and Information ...................................   20
     5.4    Certain Filings, Consents and Arrangements ...............   20
     5.5    Additional Agreements ....................................   21
     5.6    Publicity ................................................   21
     5.7    Shareholder Meetings or Consent ..........................   21
     5.8    Proxy Statement ..........................................   21
     5.9    Notification of Certain Matters ..........................   22
     5.10   Indemnification ..........................................   22
     5.11   Notices; Reports .........................................   23
     5.12   Liberty Bank Board of Directors Meeting Attendance;
            General Bank Representatives .............................   24

ARTICLE VI      CONDITIONS TO CONSUMMATION ...........................   24

     6.1    Conditions to All Parties' Obligations ...................   24
     6.2    Conditions to Obligations of General Bank ................   25
     6.3    Conditions to Obligations of Liberty Bank ................   25

ARTICLE VII     TERMINATION ..........................................   26

     7.1    Termination ..............................................   26
     7.2    Effect of Termination; Fees ..............................   27

ARTICLE VIII    OTHER MATTERS ........................................   28

     8.1    Certain Definitions; Interpretation ......................   28
     8.2    Survival .................................................   29
     8.3    Waiver ...................................................   29
     8.4    Counterparts .............................................   29

                                      iii

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                               TABLE OF CONTENTS
                                   (continued)

                                                                        Page
8.5     Governing Law ................................................   29
8.6     Expenses .....................................................   29
8.7     Notices ......................................................   29
8.8     Entire Agreement; Etc ........................................   30
8.9     Assignment ...................................................   31

          THIS AGREEMENT AND PLAN OF REORGANIZATION, dated as of the 11/th/ day of October, 2001 (the "Agreement"), among General Bank, a California banking corporation ("General Bank") and Liberty Bank and Trust Company, a Massachusetts banking company ("Liberty Bank"), is entered into with reference to the following:

                                    RECITALS:

          A. GENERAL BANK. General Bank is a duly organized, validly existing banking corporation in good standing under the laws of the State of California, and a wholly-owned subsidiary of GBC Bancorp, Inc. ("GBC"), a duly organized, validly existing California corporation in good standing under the laws of the State of California and a regulated bank holding company under the Bank Holding Company Act of 1956, as amended (12 U.S.C. Section 1841 et seq.).

         B. LIBERTY BANK. Liberty Bank is a duly organized, validly existing trust company in good standing under the laws of the Commonwealth of Massachusetts, the deposits of which are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation (the "FDIC"). The authorized capital stock of Liberty Bank consists only of 146,382 shares of common stock, par value $4.00 per share (the "Liberty Bank Common Stock"), all of which shares are issued and outstanding as of the date hereof.

          C. CASH ACQUISITION. General Bank and Liberty Bank, and their representatives, have engaged in negotiations leading to the execution of this Agreement providing for Liberty Bank to be acquired by General Bank by merger in return for the payment of the aggregate cash amount of $11,445,000 (the "Cash Consideration"), subject to certain adjustments as provided herein.

          D. GB INTERIM BANK. General Bank will organize a California state-chartered interim banking corporation ("GB Interim Bank") as a wholly-owned, non-operating subsidiary for the sole purpose of facilitating the acquisition by General Bank of Liberty Bank through the merger (the "Interim Merger") of GB Interim Bank with and into Liberty Bank, with Liberty Bank being the surviving institution, to be followed immediately thereafter by the merger (the "Bank Merger") of Liberty Bank with and into General Bank, with General Bank being the surviving entity.

          E. REQUIRED APPROVALS. The Interim Merger and the Bank Merger (together, the "Mergers") require certain shareholder and regulatory approvals and may be effected only after all necessary approvals for both Mergers have been obtained.

          F. FEDERAL TAX TREATMENT. For federal income tax purposes, it is intended that the Interim Merger will qualify as a "qualified stock purchase" under Section 338(d) of the Internal Revenue Code of 1986, as amended (the "Code") and that the Bank Merger will qualify as a tax free subsidiary liquidation under Section 332 of the Code, as set forth in Revenue Ruling 90-95, 1990-2 C.B.67. General Bank hereby confirms and agrees, that it shall not, with respect to the Interim Merger, make an election under Section 338 of the Code (or any corresponding provision of state or local law) to have Liberty Bank treated as if it had sold all its assets for federal (and/or state or local) income tax purposes.

          G . BOARD APPROVALS. The boards of directors ("Boards of Directors" or individually, a "Board") of General Bank and Liberty Bank have determined that it is in the best interests of their respective companies and shareholders to consummate the transactions provided for in this Agreement, have duly approved this Agreement and have duly authorized its execution, delivery and performance.

         NOW, THEREFORE, in consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

               ARTICLE I THE MERGERS AND RELATED TRANSACTIONS

         1.1      Structure and Effect of the Interim Merger.
                  ------------------------------------------

                  (a) At the Effective Time of the Interim Merger, GB Interim Bank will merge with and into Liberty Bank, with Liberty Bank being the surviving institution, pursuant to an Agreement of Merger ("Interim Merger Agreement") to be entered into by and between GB Interim Bank and Liberty Bank substantially in the form of Exhibit A hereto.

                  (b) At the Effective Time of the Interim Merger, (i) the separate existence of GB Interim Bank shall cease and (ii) the Articles of Organization and the Bylaws of Liberty Bank as in effect immediately prior to the Effective Time of the Interim Merger shall be the Articles of Organization and Bylaws of Liberty Bank as the surviving institution.

                  (c) At and after the Effective Time of the Interim Merger, the Interim Merger will have the effects set forth in the applicable provisions of the Massachusetts General Laws ("MGL"), including MGL Chapters 167C, Section 7, and Section 4901 of the California Financial Code ("CFC").

         1.2      Structure and Effect of the Bank Merger.
                  ---------------------------------------

                  (a) At the Effective Time of the Bank Merger, Liberty Bank will merge with and into General Bank, with General Bank being the surviving corporation, pursuant to a Bank Merger Agreement ("Bank Merger Agreement") to be entered into between General Bank and Liberty Bank substantially in the form of Exhibit B hereto.

                  (b) At the Effective Time of the Bank Merger, (i) the separate corporate existence of Liberty Bank shall cease, and (ii) the Articles of Incorporation and Bylaws of General Bank as in effect immediately prior to the Effective Time of the Bank Merger shall be the Articles of Incorporation and Bylaws of the surviving corporation.

                  (c) At and after the Effective Time of the Bank Merger, the Bank Merger will have the effects set forth in CFC Sections 4880 et seq., and in the applicable provisions of the MGL, including MGL Chapter 167, Section 39B.

         1.3      Closing. The closing of the Mergers (the "Closing") will take
                   -------
place as of the close of business on the first Friday that is a Business Day (as defined below) after satisfaction or waiver of each of the conditions set forth in Article VI or at such other time thereafter as shall be determined in good faith by General Bank and Liberty Bank in order to ensure an orderly transition process and to satisfy the requirements of Sections 6.2(c) and 6.2(d).

          1.4  Effective Times. The Interim Merger shall become effective as set
               ---------------
forth in the MGL. The Bank Merger shall become effective as set forth in the CFC and the MGL. The term "Effective Time of the Interim Merger" shall be the date and time of the filing of Articles of Merger with the Massachusetts Secretary of State in accordance with the applicable provisions of the MGL. The term "Effective Time of the Bank Merger" shall be the date and time of the filing of the Bank Merger Agreement certified by the California Secretary of State with the Commissioner of Financial Institutions ("Commissioner") as set forth in CFC
Section 4887(b), which filing shall have been preceded by the filing of the aforementioned Articles of Merger with respect to the Interim Merger pursuant to the applicable MGL provisions as stated above.

          1.5  Effect of Interim Merger on Capital Stock. Subject to the other
               -----------------------------------------
provisions of this Agreement, at the Effective Time of the Interim Merger, by virtue of the Interim Merger and without any action on the part of the holders of shares of stock of Liberty Bank and GB Interim Bank:

               (a) Common Stock of GB Interim Bank. Each share of the common
                   -------------------------------
stock, no par value per share, of GB Interim Bank issued and outstanding immediately prior to the Effective Time of the Interim Merger shall be converted into one share of Liberty Bank Common Stock.

               (b) Liberty Bank Common Stock. Subject to Sections 1.5(d) and
                   -------------------------
(e), each share of Liberty Bank Common Stock issued and outstanding immediately prior to the Effective Time of the Interim Merger, other than any Dissenting Liberty Bank Stock (as defined below), shall be converted into the right to receive at the Effective Time of the Interim Merger the cash amount equal to the Adjusted Cash Consideration (as defined below) divided by the total number of shares of Liberty Bank Common Stock which is issued and outstanding as of the Effective Time of the Interim Merger (the "Per Share Cash Consideration").

               (c) Dissenting Shares. Each share of Liberty Bank Common Stock
                   -----------------
that is held immediately prior to the Effective Time of the Interim Merger by a Liberty Bank shareholder who has properly exercised and continues then to retain his or its rights of dissent and appraisal pursuant to MGL Chapter 156B, Sections 85-86 ("Dissenting Liberty Bank Stock"), shall not be converted into or represent a right to receive the Per Share Cash Consideration hereunder unless and until such shares have failed to perfect or have lost their status as dissenting shares under the MGL Chapter 156B, Sections 85-98.

               (d) Cancellation of Certain Shares. Any shares of Liberty Bank
                   ------------------------------
Common Stock which may be held by General Bank or its affiliates, other than those held in a fiduciary capacity, shall be canceled and retired at the Effective Time of the Interim Merger and no consideration shall be issued in exchange therefor.

               (e) Stock Transfer Books. The stock transfer books of Liberty
                   --------------------
Bank shall be closed as to holders of Liberty Bank Common Stock immediately prior to the Effective Time of the Interim Merger and no transfer or conversion of Liberty Bank Common Stock by any such holder shall thereafter be made or recognized. If, after the Effective Time of the Interim Merger, certificates are properly presented in accordance with this Agreement to the Exchange Agent (as defined in Section 1.8), such certificates shall be canceled and exchanged for a check representing the amount of cash into which the Liberty Bank Common Stock represented thereby was converted in the Interim Merger.

          1.6      Dissenters Rights Demands.
                   -------------------------

                   (a) Liberty Bank shall give General Bank prompt notice upon receipt by Liberty Bank of any written demands for appraisal rights, withdrawal of such demands, and any other documents received or instruments served pursuant to Chapter 156B, Sections 85-98 of the MGL relating to Dissenting Liberty Bank Stock and shall give General Bank the opportunity to direct all negotiations and proceedings with respect to such demands. Liberty Bank shall not voluntarily make any payment with respect to any demands for appraisal rights and shall not, except with the prior written consent of General Bank, settle or offer to settle such demands. Each holder of Dissenting Liberty Bank Stock who becomes entitled, pursuant to the provisions of MGL Chapter 156B, Sections 85-98, to payment for his or her shares of Dissenting Liberty Bank Stock shall receive payment therefor from General Bank and such shares of Dissenting Liberty Bank Stock shall be canceled.

          1.7      Adjusted Cash Consideration. The Cash Consideration shall be
                   ---------------------------
 adjusted by adding any increase, or subtracting any decrease, between the Closing Book Value (as defined in and determined pursuant to Section 6.2) and the Liberty Bank stockholders' equity as of December 31, 2000 (the "Net Book Value Adjustment"), and the resultant amount shall be the "Adjusted Cash Consideration."

          1.8      Exchange Procedures.
                   -------------------

                   (a) At and after the Effective Time of the Interim Merger, each certificate representing Liberty Bank Common Stock outstanding, other than Dissenting Liberty Bank Stock ("Liberty Bank Certificates"), shall represent the right to receive the Per Share Cash Consideration owed in respect of such Liberty Bank Common Stock, without interest.

                   (b) As of the Effective Time of the Interim Merger, General Bank shall deposit in escrow with American Stock Transfer & Trust Company or another entity acceptable to General Bank and Liberty Bank (the "Exchange Agent"), pursuant to a customary exchange agent agreement ("Exchange Agent Agreement") in form satisfactory to General Bank, Liberty Bank and the Exchange Agent, the total amount of Adjusted Cash Consideration owed to and to be held for the benefit of the holders of Liberty Bank Common Stock other than Dissenting Liberty Bank Stock for exchange in accordance with this Section 1.8. General Bank shall pay all fees and expenses for the services provided by the Exchange Agent.

                   (c) Promptly after the Effective Time of the Interim Merger, the Exchange Agent shall mail to each holder of record of Liberty Bank Certificates the following: (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Liberty Bank Certificates shall pass, only upon delivery of the Liberty Bank Certificates to the Exchange Agent, which shall be in a form and contain any other provisions as General Bank may determine; and (ii) instructions for use in effecting the surrender of Liberty Bank Certificates in exchange for the Per Share Cash Consideration. Upon the proper surrender of Liberty Bank

Certificates to the Exchange Agent, together with a properly completed and duly executed letter of transmittal, the holder of such Liberty Bank Certificates shall be entitled to receive in exchange therefor a check representing the total Per Share Cash Consideration represented by the Liberty Bank Certificates whereupon the Liberty Bank Certificates so surrendered shall forthwith be canceled. No interest will be paid or accrued on the Per Share Cash Consideration payable to holders of Liberty Bank Certificates. In the event of a transfer of ownership of any Liberty Bank Certificates, which transfer is not registered in the transfer records of Liberty Bank, a check for the total amount of Per Share Cash Consideration may be issued to the transferee if the Liberty Bank Certificates are presented to the Exchange Agent, accompanied by documents sufficient, in the discretion of General Bank, (i) to evidence and effect such transfer and (ii) to evidence that all applicable stock transfer taxes have been paid.

                 (d) From and after the Effective Time of the Interim Merger, there shall be no transfers on the stock transfer records of Liberty Bank of any shares of Liberty Bank Common Stock that were outstanding immediately prior to the Effective Time of the Interim Merger. If, after the Effective Time of the Interim Merger, Liberty Bank Certificates are presented to General Bank, they shall be canceled and exchanged for the amount of Per Share Cash Consideration represented by the Liberty Bank Certificates pursuant to and in accordance with the procedures set forth in this Section 1.8.

                 (e) Any portion of the Per Share Cash Consideration that remains unclaimed as of twelve (12) months after the Effective Time of the Interim Merger shall be remitted by the Exchange Agent to General Bank. Any holders of Liberty Bank Certificates who have not theretofore complied with this
Section 1.8 shall thereafter look only to General Bank for payment of the Per Share Cash Consideration in respect of Liberty Bank Certificates without any interest thereon. If outstanding Liberty Bank Certificates are not surrendered or the payment for them is not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of General Bank (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. General Bank shall then promptly remit to the former shareholders of Liberty Bank, on a per share basis, fifty percent (50%) of the amount of any such unclaimed items that have become the property of General Bank, to the extent that General Bank can locate such shareholders through reasonable diligence. Notwithstanding the foregoing, neither General Bank, the Exchange Agent nor any other person shall be liable to any former holder of Liberty Bank Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                 (f) In the event any Liberty Bank Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Liberty Bank Certificate to be lost, stolen or destroyed and, if required by General Bank, the posting by such person of a bond in such amount as General Bank may direct as indemnity against any claim that may be made against it with respect to such Liberty Bank Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Liberty Bank Certificate the total Per Share Cash Consideration represented by the Liberty Bank Certificates.

                         ARTICLE II REPRESENTATIONS AND
                           WARRANTIES OF LIBERTY BANK

          2.1  Representations and Warranties. Liberty Bank represents and
               ------------------------------
warrants to General Bank that with respect to itself and any subsidiaries, except as specifically set forth in the disclosure schedule of Liberty Bank delivered to General Bank and dated as of the date of this Agreement (the "Liberty Bank Disclosure Schedule"):

               (a) Recitals True. The facts set forth in the Recitals of this
                   -------------
Agreement with respect to Liberty Bank are true and correct.

               (b) Capital Stock. All outstanding shares of Liberty Bank Common
                   -------------
Stock are duly authorized, validly issued and outstanding, fully paid and non-assessable, and subject to no preemptive rights. Liberty Bank has no shares of its capital stock reserved for issuance, any outstanding options, call or commitment relating to shares of its capital stock or any outstanding securities, obligations or agreements exercisable for, convertible into or exchangeable for, or giving any person any right (including, without limitation, preemptive rights) to subscribe for or acquire from it, any shares of its capital stock.

               (c) Subsidiaries. Liberty Bank neither owns, directly or
                   ------------
indirectly, any subsidiaries nor the equity securities of any entity nor any other equity interest in any entity including, without limitation, partnership interests, except for LBT Securities Corporation, a wholly owned Massachusetts corporation through which Liberty Bank holds a portion of its securities portfolio. All representations and covenants made in this Agreement by Liberty Bank shall be deemed to be similarly and separately made, as applicable, with respect to any subsidiary of Liberty Bank.

               (d) Authority. Liberty Bank has full power and authority, and is
                   ---------
duly qualified in all jurisdictions where such qualification is required (except for such qualifications the absence of which, individually or in the aggregate, would not have a Material Adverse Effect on Liberty Bank), to carry on its business as it is now being conducted and to own or lease all its properties and assets, and it has all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted.

               (e) Shareholder Approvals. (i) Subject to the formal receipt of
                   ---------------------
approval hereof by the shareholders of Liberty Bank, this Agreement has been authorized by all necessary corporate action of Liberty Bank. Subject to receipt of the required approvals, consents or waivers of governmental authorities referred to in Section 6.1(b), this Agreement is a valid and binding agreement of Liberty Bank enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights, and general equity principles.

                    (i) The affirmative vote or consent of at least two-thirds of the outstanding shares of Liberty Bank Common Stock, unless otherwise provided in Liberty Bank's Articles of Organization or Bylaws, is the only shareholder vote or consent required for approval of this Agreement and consummation of the Merger and the other transactions contemplated hereby.

              (ii) The Liberty Bank Disclosure Schedule lists all directors of Liberty Bank and all shareholders of more than 5% of the Liberty Bank Common Stock and identifies all Liberty Bank loans to and deposits from such persons and, to the knowledge of Liberty Bank, of affiliates or companies controlled by such persons.

          (f) No Violations. The execution, delivery and performance of this
              -------------
Agreement by Liberty Bank does not, and the consummation of the transactions contemplated hereby by Liberty Bank will not, constitute (i) to Liberty Bank's knowledge, a breach or violation of, or a default under, any law, rule or regulation, or any judgment, decree, order, governmental permit or license of Liberty Bank, or to which Liberty Bank (or any of its respective properties) is subject, which breach, violation or default would have a Material Adverse Effect (defined in Section 8.l), (ii) a breach or violation of, or a default under, the Articles of Organization or Bylaws of Liberty Bank, or (iii) a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a breach or violation of, or a default under), or result in the termination of, accelerate the performance required by or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Liberty Bank under any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Liberty Bank is a party, or to which any of its properties or assets may be bound or affected; and the consummation of the transactions contemplated hereby will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than the required approvals, consents and waivers of the Regulatory Agencies (defined below) referred to in Section 6.1 (b).

          (g) Reports. (i) The books and records of Liberty Bank have been, and
              -------
are being, maintained in all material respects in accordance with applicable legal and accounting requirements. The balance sheet of Liberty Bank as of December 31, 2000, and the related statements of income, cash flow and changes in financial position of Liberty Bank for the year then ended, audited by Shatswell, MacLeod & Company, P.C., all subsequently issued balance sheet and income statements and the call reports of Liberty Bank filed with the Federal Deposit Insurance Corporation ("FDIC") as of March 31, 2001 and June 30, 2001, and for the three and six month periods then ended, copies of all of which have been delivered to General Bank (collectively, "Liberty Bank's Reports"), fairly present, subject in the case of the unaudited balance sheets and call reports to recurring year-end audit adjustments normal in nature and amount, the financial position of Liberty Bank as of such dates and the results of the operations of Liberty Bank for the periods then ended, all in accordance with generally accepted accounting principles ("GAAP") consistently applied, or in the case of call reports, as permitted by the call report forms. Liberty Bank's Reports dated after June 30, 2001, including the call reports to be filed by Liberty Bank with the FDIC after the date hereof and all balance sheet and income statements prepared after the date hereof, including the Closing Financial Statements (as defined below), will also fairly present the financial position of Liberty Bank as of such dates and the results of the operations of Liberty Bank for the periods then ended, and will comply with applicable accounting requirements and with the published rules and regulations of the FDIC with respect thereto; and each of such statements will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or as permitted by the call report forms.

              (ii) Liberty Bank has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed since December 31, 200O with the FDIC and the Massachusetts Commissioner of Banks (together with any other federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits referred to in this Agreement as "Regulatory Agencies"), and has paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports, registrations and statements complied in all material respects with all the laws, rules and regulations of the appropriate Regulatory Agencies with which they were filed.

          (h) Taxes. (i)For the purposes of this Agreement, (A) the term "Tax"
              -----
or "Taxes" shall mean any tax or governmental charge, withholding obligation, assessment, impost or levy (including, without limitation, any income, gross receipts, deposit, license, payroll, employee withholding, foreign or domestic withholding, backup withholding, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under the Code), capital stock, franchise, disability, real or personal property, sales, use, transfer, registration, ad valorem, alternative or add-on minimum, estimated or other taxes of any kind, any customs duty, unemployment insurance, social security (or similar tax) and workers' compensation), together with any related liabilities, penalties, fines, additions to tax or interest (including any penalties, fines or similar amounts related to any information return or reporting obligations, notwithstanding that no Tax is payable if such obligations are properly discharged) whether disputed or not, imposed by the United States or any state, territory or other possession, county, provincial, local or foreign government or subdivision or agency thereof, and (B) the term "Return" shall mean all reports, returns, estimates, declarations, claims for refund, information returns and statements of any nature with respect to Taxes, including all schedules and attachments thereto, and including any amendment thereof.

              (ii) All Returns required to be filed by or on behalf of Liberty Bank have been timely filed (taking into account all extensions), and Liberty Bank is not currently the beneficiary of any extension of time within which to file any Return (other than automatic extensions), and no application for any such extension is currently pending. All such tiled Returns are complete and accurate in all material respects in accordance with the governing jurisdictions' tax laws. None of the Returns have been examined by the Internal Revenue Service (the "IRS") or the appropriate state, local or foreign taxing authority. There are no unresolved questions, claims or disputes asserted by any relevant taxing authority concerning the liability for Taxes of Liberty Bank. All Taxes of Liberty Bank with respect to the periods up to the date of this Agreement have been paid in full or adequate provision has been made for any such Taxes on its balance sheet (in accordance with GAAP), and Liberty Bank is not delinquent (taking into account all extensions) in the payment of any such Taxes.

              (iii) Liberty Bank has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes. Liberty Bank has not filed a consent under
Section 341(f) of the Code concerning collapsible corporations or is subject to any closing agreement, irrevocable election or similar agreement or decision that would restrict any of Liberty Bank, General Bank, GB Interim Bank or GBC from claiming an otherwise permissible treatment for any item of income, deduction, credit or allowance for a taxable period ending after the Effective Date. Liberty Bank has not been a "United States real property holding corporation" within the meaning of
Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code. Liberty Bank is not a party to any Tax sharing agreement or similar contract or arrangement. Liberty Bank has not been a member of any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law and has no liability for the Taxes of any person under Section 1.1502-6 of the Treasury Regulations issued pursuant to the Code (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, and no material demand or claim has been made against Liberty Bank with respect to any Taxes arising out of membership or participation in any consolidated, affiliated, combined or unitary group of which Liberty Bank was at any time a member. There are no liens or other encumbrances of record or otherwise known to Liberty Bank for any Taxes upon any property of Liberty Bank other than liens for assessed taxes not yet due and payable.

              (iv) Liberty Bank has paid or will pay in a timely manner (taking into account all extensions) and as required by law, all Taxes due and payable by it or which it is obligated to withhold from amounts owing to any employee or third party. All Taxes which will be due and payable (taking into account all extensions), whether now or hereafter, for any period ending on, prior to or including the Effective Time shall have been paid by or on behalf of Liberty Bank or shall be reflected on the books of Liberty Bank as an accrued Tax liability (in accordance with GAAP).

          (i) Absence of Claims. No litigation, investigation, proceeding or
              -----------------
controversy before any court or governmental agency is pending, and there is no pending claim, action or proceeding, against Liberty Bank, and, to Liberty Bank's knowledge, no such litigation, proceeding, controversy, claim or action has been threatened or is contemplated.

          (j) Absence of Regulatory Actions. Liberty Bank is not a party to any
              -----------------------------
current cease and desist order, written agreement or memorandum of understanding with any Regulatory Agency, and has no notice or knowledge of the intention of any Regulatory Agency to request or impose any of the foregoing.

          (k) Agreements. Except for agreements made in the ordinary course of
              ----------
business, Liberty Bank is not bound by any material oral or written contract to be performed after the date hereof, including any (A) consulting agreement not terminable on 30 days or less notice, (B) agreement with any executive officer or other key employee of Liberty Bank the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Liberty Bank of the nature contemplated by this Agreement, (C) agreement with respect to any employee of Liberty Bank providing any term of employment or compensation guarantee, (D) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (E) agreement containing covenants that limit the ability of Liberty Bank to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, Liberty Bank may carry on its business (other than as may be required by law or any Regulatory Agencies), or exclusive dealing contracts that limit the ability of Liberty Bank to contract with certain persons or to directly engage in certain activities, or (F) other than the Agreement for Information Technology Services dated December 19, 2000, between Liberty Bank and Aurum Technology, Inc. (as disclosed on the Liberty Bank Disclosure Schedule), any agreement that requires further payments over the remaining term of the contract in excess of $100,000, unless the contract is terminable without penalty or fee upon 30 days or less notice.

              (i) Liberty Bank is not in default under or in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject.

          (l) Labor Matters. Liberty Bank is not a party to, nor is bound by,
              -------------
any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Liberty Bank the subject of any proceeding asserting that Liberty Bank has committed an unfair labor practice or seeking to compel Liberty Bank to bargain with any labor organization as to wages and conditions of employment, nor is there any strike, other labor dispute or organizational effort involving Liberty Bank pending or to its knowledge threatened.

          (m) Employee Benefit Agreements. The Liberty Bank Disclosure Schedule
              ---------------------------
contains a complete and accurate list of all existing bonus, deferred compensation, pension retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance and welfare benefit plans, employment or severance agreements and all similar arrangements that are maintained or contributed to by Liberty Bank or to which Liberty Bank is obligated to contribute for the benefit of any employee or former employee or director or former director of Liberty Bank (collectively, the "Plans"). All "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") maintained by Liberty Bank or to which Liberty Bank is obligated to contribute that cover any of the current or former employees of Liberty Bank (hereinafter referred to collectively as the "Employee Plan"), comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws; no Employee Plan is a "multiemployer plan", as defined in Section 3(37) of ERISA; Liberty Bank has not engaged in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Plan for which no exemptions were available; no liability to the Pension Benefit Guaranty Corporation other than the payment of premiums pursuant to Sections 4006 and 4007 of ERISA has been or is expected by it or them to be incurred with respect to any Employee Plan which is subject to Title IV of ERISA ("Pension Plan"), or with respect to any "single-employer plan" (as defined in Section 400 1(a)(15) of ERISA) currently or formerly maintained by Liberty Bank or any entity which is considered one employer with it under Section 4001 of ERISA or
Section 414 of the Code (an "ERISA Affiliate"); no Pension Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA (whether or not waived)) as of the last day of the end of the most recent plan year ending prior to the date hereof; all payments and contributions required to be made to each of the Plans under the terms of the Plan, ERISA, the Code or any other applicable laws have been timely made; the financial statements of Liberty Bank properly reflect all amounts required to be accrued as liabilities to date under each of the Plans; the actuarial present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) of each Pension Plan, calculated using the actuarial assumptions and methods used in the most recent actuarial valuation for such Pension Plan as of the date hereof both with respect to projected benefits on an ongoing basis and on a plan termination basis, does not exceed the lesser of the fair market value of the assets of such Pension Plan on the date hereof or the actuarial value of the assets of such Pension Plan as of the end of the most recent plan year with respect to the respective Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions and methods used in the most recent actuarial valuation for such Pension Plan as of the date hereof; Liberty Bank has no liability under any insurance policy relating to any Plan, or ancillary agreement with respect to such insurance policy, in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability; no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Pension Plan within the three-year period ending on the date hereof; Liberty Bank has not provided, nor is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401
(a)(29) of the Code; and neither Liberty Bank nor any ERISA Affiliate of it has contributed to any "multiemployer plan," as defined in Section 3(37) of ERISA, on or after September 26, 1980.

          Each Employee Plan which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be qualified under
Section 401(a) of the Code (a "Qualified Plan") has received a favorable determination letter from the IRS, and Liberty Bank is not aware of any circumstances that could reasonably result in revocation of any such favorable determination letter or disqualification of a Qualified Plan; each Qualified Plan which is an "employee stock ownership plan" (as defined in Section 4975(e)(7) of the Code) has satisfied all of the applicable requirements of Sections 409 and 4975(e)(7) of the Code and the regulations thereunder; Liberty Bank and its ERISA Affiliates have performed all of their obligations under each of the Plans in all material aspects; there is no pending or, to Liberty Bank's knowledge, threatened litigation, administrative action, proceeding or investigation relating to any Employee Plan other-than routine claims for benefits; there has been no announcement or legally binding commitment by Liberty Bank to create any additional Employee Plan, or to amend any Employee Plan, except for amendments required by applicable law that do not materially increase the cost of such Employee Plan; all amendments required to have been made effective on or before the date of this Agreement to bring each Employee Plan into conformity with all of the applicable provisions of ERISA, the Code and all other applicable laws have been made; and Liberty Bank does not have any obligations for retiree health and life benefits under any Employee Plan other than continuation coverage pursuant to Sections 601 et seq. of ERISA.

          Neither Liberty Bank nor any of its ERISA Affiliates has used the services of (i) workers who have been provided by a third party contract labor supplier, temporary employees, or individual independent contractors, in each case for more than six months or who may otherwise be eligible to participate in the Employee Plans or to an extent that would reasonably be expected to result in the disqualification of any of the Employee Plans or the imposition of penalties or excise taxes with respect to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity; or (ii) leased employees, as that term is defined in Section 414(n) of the Code who are eligible to participate in the Employee Plans without allowing such workers or leased employees to participate in such Employee Plans.

          The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment or series of payments by Liberty Bank to any person that constitutes an "excess parachute payment" (as defined in Section 280G of the Code) under any Plan, increase any benefits payable under any Plan, or accelerate the time of payment or vesting of any such benefit. With respect to each Employee Plan, Liberty Bank has made available to General Bank a true and correct copy of (i) the three most recent annual reports on the applicable form of the Form 5500 series filed with the IRS if the Employee Plan is required to file such report, (ii) such Employee Plan, including amendments thereto, (iii) each trust agreement and insurance contract relating to such Plan, including amendments thereto, if applicable, (iv) the most recent summary plan description for such Employee Plan, including amendments thereto, if the Employee Plan is subject to Title I of ERISA, (v) the most recent actuarial report or valuation if such Employee Plan is a Pension Plan, (vi) the most recent determination letter issued by the IRS if such Employee Plan is a Qualified Plan for which such letters are issued, (vii) all documents relating to employee loans from each Employee Plan that are outstanding on the date hereof or at any time within the current plan year or the most recently ended plan year, and (viii) all material employee elections, plan administrator actions, investment reports, administrative reports, trustee reports, and similar plan administration materials for the current plan year and the three most recently ended plan years.

               (n) Title to Assets. Liberty Bank has good and marketable title
                   ---------------
to its properties and assets, free and clear of any liens, claims or encumbrances other than property as to which it is lessee, and other than for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use of the property subject thereto or affected thereby. As to leased property, Liberty Bank has a valid and enforceable lease for such property enforceable against the landlord in accordance with its terms.

               (o) Knowledge as to Conditions. Neither Liberty Bank nor its
                   --------------------------
directors and officers has knowledge of any reason particular to Liberty Bank why the approvals, consents and waivers of the Regulatory Agencies referred to in Section 6.1(b) should not be obtained without the imposition of any condition of the type referred to in the proviso thereto.

               (p) Compliance with Laws. Liberty Bank has all permits, licenses,
                   --------------------
certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies (including without limitation the Regulatory Agencies) that are required in order to permit Liberty Bank to carry on its business as it is presently conducted or the absence of which would, individually or in the aggregate, have a Material Adverse Effect; all such permits, licenses, certificates of authority, orders, and approvals are in full force and effect, and, to the knowledge of Liberty Bank, no suspension or cancellation of any of them is threatened.

               (q) Finder's or Advisor Fees. Neither Liberty Bank, nor any of
                   ------------------------
its officers, directors, employees or agents, has employed any broker or finder, or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees.

     (r) Environmental Matters.
         ---------------------

         (i) To the knowledge of Liberty Bank, all of the properties and operations of Liberty Bank are in compliance in all material respects with all Environmental Laws (as defined below) applicable to its properties and operations and Liberty Bank has no knowledge of any circumstances that with the passage of time or the giving of notice would be reasonably likely to result in noncompliance.

         (ii) To the knowledge of Liberty Bank, there is no proceeding pending or threatened before any court, governmental agency or board or other forum in which Liberty Bank has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (A) for alleged noncompliance (including by any predecessor) with any applicable Environmental Law, or (B) relating to the release or threatened release into the environment of any Hazardous Material (as defined below), whether or not occurring at or on a site owned, leased or operated by Liberty Bank.

         (iii) To the knowledge of Liberty Bank, there is no reasonable basis for any proceeding of a type described in Section 2.1 (r)(ii).

         (iv) To the knowledge of Liberty Bank, during the period of Liberty Bank's ownership or operation of any of its current properties, there have been no releases or threatened releases of any unlawful level of any Hazardous Material in, on, from, under or affecting any such property.

         (v) To the knowledge of Liberty Bank, prior to the period of Liberty Bank's ownership or operation of any of its current properties, there were no releases or threatened releases of any unlawful level of any Hazardous Material in, on, under or affecting any such property.

         (vi)  The following definitions apply for purposes of this Section 2.1
(r): "property" means any real estate property owned, leased or operated by Liberty Bank. "Environmental Law" means any law, regulation, order, decree, opinion, common law doctrine, requirement, or agency policy relating to Hazardous Material or the protection of the environment, or human health and safety; and "Hazardous Material" means any material, waste or mixture containing any substance that is listed, classified or regulated under any Environmental Law, including petroleum products and regulated levels of asbestos and polychlorinated biphenyls.

         (vii) During the period of Liberty Bank's holding of a security or other interest in property, Liberty Bank is aware that certain of such properties may be or may have been subject to releases of Hazardous Material; however, to the knowledge of Liberty Bank none of such releases have had a Material Adverse Effect on such properties or Liberty Bank.

     (s) Allowances. The allowance for loan losses ("ALL") shown on Liberty
         ----------
Bank's latest audited balance sheet was, and the allowance for possible loan losses shown on each of the unaudited balance sheets in Liberty Bank's Reports for periods ending after the date of the latest audited balance sheet were and Liberty Bank's ALL is, in the opinion of Liberty Bank's management, adequate as of the dates thereof and hereof, under GAAP as applicable to banks. Liberty Bank has disclosed to General Bank in writing prior to the date hereof the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of Liberty Bank that have been classified by Liberty Bank or otherwise as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans" or words of similar import (the "Classified Loans"), and Liberty Bank shall promptly after the end of any month after the date hereof, inform General Bank of any such classification or any change thereof arrived at any time after the date hereof. There are no such loans, leases, advances, credit enhancements, other extensions of credit, commitments or interest-bearing assets which have been so classified by any of the Regulatory Agencies that have not also been classified in a comparable or lower category by Liberty Bank. Any Other Real Estate Owned ("OREO") included in any non-performing assets of Liberty Bank is carried net of reserves at the lower of cost or market value based on current independent appraisals.

     (t) Material Interests of Certain Persons. No officer or director of
         -------------------------------------
Liberty Bank, or any "associate" (as such term is defined in Rule 12b-2 under the Securities Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Liberty Bank.

     (u) Insurance. Liberty Bank is currently insured and, since December 3 1,
         ---------
2000, has been insured for amounts deemed appropriate for its business and operations against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. Each of the insurance policies and bonds maintained by Liberty Bank is in full force and effect, Liberty Bank is not in default thereunder in a manner for which the policy is likely to be cancelled and all material claims thereunder have been filed in due and timely fashion. In the best judgment of management of Liberty Bank, such insurance coverage is adequate.

     (v) Investment Securities. Except for pledges to secure public and trust
         ---------------------
deposits, and reverse repurchase agreements entered into in arm's-length transactions pursuant to normal commercial terms and conditions and other pledges required by law, none of the investments reflected in Liberty Bank's latest audited balance sheet and none of the material investments made by Liberty Bank since the date of such balance sheet is subject to any restriction (contractual, statutory or otherwise) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

     (w) Derivative Transactions. Since December 3 1,2000, Liberty Bank has not
         -----------------------
engaged in transactions in or involving forwards, futures, options on futures, swaps or other derivative instruments except (i) as agent on the order and for the account of others or (ii) as principal for purposes of hedging interest rate risk on U.S. dollar-denominated securities and other financial instruments. To Liberty Bank's knowledge, none of the counter-parties to any contract or agreement with respect to any such instrument is in material default with respect to such contract or agreement and no such contract or agreement, were it to be a loan or other extension of credit by Liberty Bank, would be classified as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", " Concerned Loans" or words of similar import. The financial position of Liberty Bank on a consolidated basis under or with respect to each such instrument has been reflected in the books and records of Liberty Bank in accordance with GAAP consistently applied, and no open exposure of Liberty Bank with respect to any such instrument (or with respect to multiple instruments with respect to any single counter-party) exceeds $25,000.

     (x) Intellectual Property. Liberty Bank owns or possesses valid and binding
         ---------------------
licenses and other rights to use (without payment) all material trade secrets, trade names, trademarks, service marks, inventions and processes used in its businesses; and Liberty Bank has not received any notice of conflict with respect thereto that asserts the right of others. Liberty Bank has in all material respects performed all the obligations required to be performed by it and is not in default in any material respect under any contract, agreement, arrangement or commitment relating to any of the foregoing.

     (Y) Books and Records. The books and records of Liberty Bank have been, and
         -----------------
are being, maintained in accordance with applicable legal and accounting requirements (including GAAP, consistently applied) and reflect in all material respects the substance of events and transactions that should be included therein.

     (z) Trust Business. Although Liberty Bank was granted a trust license at
         --------------
the time the bank was formed, Liberty Bank neither acts as trustee, agent, fiscal agent, escrow agent, custodian or in another similar capacity for any other person, nor otherwise performs any fiduciary or trust functions.

                         ARTICLE III REPRESENTATIONS AND
                           WARRANTIES OF GENERAL BANK

     3.1 Representations and Warranties of General Bank. General Bank represents
         ----------------------------------------------
and warrants to Liberty Bank that, except as specifically set forth in the disclosure schedule delivered to Liberty Bank and dated as of the date of this Agreement (the "General Bank Disclosure Schedule"):

         (a) Recitals True. The information set forth in the recitals of this
             -------------
Agreement with respect to General Bank, GBC, and GB Interim Bank are true.

         (b) Authority. General Bank has the power and authority, and is duly
             ---------
qualified in all jurisdictions where such qualification is required (except for such qualifications the absence of which, individually or in the aggregate, would not have a Material Adverse Effect on General Bank), to carry on its business as it is now being conducted and to own all of its material properties and assets. General Bank has all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except for such powers and authorizations the absence of which, either individually or in the aggregate, would not have a Material Adverse Effect on General Bank.

         (c) Approvals. The execution by General Bank of this Agreement and Bank
             ---------
Merger Agreement have been authorized by all necessary corporate actions, including, but not limited to, a vote by its boards of directors and its sole shareholder, GBC. No vote, consent or approval of the shareholders of GBC is required to authorize this Agreement, the Interim Merger Agreement, the Bank Merger Agreement or the consummation of the Mergers. Subject to receipt of the required approvals, consents or waivers of the Regulatory Agencies referred to in Section 6.1 (b), this Agreement is a valid and binding agreement enforceable against General

Bank in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor's rights, and general equity principles.

          (d) No Violations. The execution, delivery and performance of this
              -------------
Agreement by General Bank does not, and the execution, delivery and performance of the Bank Merger Agreement and consummation of the Mergers will not, constitute (i) a breach or violation of, or a default under, any applicable law, rule or regulation or any material judgment, decree, order, governmental permit or license, or material indenture, agreement or instrument of General Bank to which it is subject, which breach, violation or default would have a Material Adverse Effect on General Bank or would materially hinder or delay the Mergers or (ii) a breach or violation of, or a default under, the Articles of Incorporation or Bylaws of General Bank; and the consummation of the Mergers will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than the required approvals, consents and waivers of the Regulatory Agencies referred to in Section 6.1(b).

          (e) Consideration. General Bank has sufficient liquid funds and
              -------------
readily marketable securities to consummate the transactions contemplated in the Agreement.

          (f) Knowledge as to Conditions. Neither General Bank nor its
              --------------------------
directors and officers has knowledge of any reason why the approvals, consents and waivers of the Regulatory Agencies referred to in Section 6.1(b) should not be obtained without the imposition of any condition of the type referred to in the proviso thereto.

          (g) GB Interim Bank. General Bank shall cause GB Interim Bank to be
              ---------------
duly organized and validly existing and authorized by all necessary corporate action and bank regulatory approvals to execute and consummate the Interim Merger Agreement. The Interim Merger Agreement will be, upon execution by GB Interim Bank, and Liberty Bank, a valid and binding agreement, enforceable against GB Interim Bank in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting creditors' rights, and general equity principles.

          (h) Statements True and Correct. None of the information supplied or
              ---------------------------
to be supplied by GBC or General Bank for inclusion in or incorporation by reference in any proxy statement or information statement or any other such document to be mailed by Liberty Bank to Liberty Bank shareholders or to be filed by Liberty Bank with any Regulatory Agencies in connection with the transactions contemplated hereby will, at the time of such mailing or filing, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which such statements are made, not misleading.

                      ARTICLE IV CONDUCT PENDING THE MERGER

     4.1  Conduct of Liberty Bank's Business Prior to the Effective Time of the
          ---------------------------------------------------------------------
Interim Merger. Except as expressly provided in this Agreement or unless written
--------------
consent is obtained from the General Bank, during the period from the date of this Agreement to the Effective Time of the Interim Merger, Liberty Bank shall (i) conduct its business in the usual, regular and ordinary course consistent with past practice, (ii) use its commercially reasonable efforts to maintain and preserve intact its business organization, employees, valued customers and advantageous business relationships, and retain the services of its officers and key employees, (iii) use commercially reasonable efforts to maintain insurance coverage of customary risks and in amounts in respect of its business and properties in accordance with present practice, (iv) perform in all material respects all of its obligations under all material contracts, leases and other commitments to which it is a party or by which it or any of its properties or assets may be bound, except such obligations as it may in good faith reasonably dispute, (v) comply with and perform all material obligations and duties imposed upon it by applicable federal, state and local laws, rules, regulations and ordinances, (including filing reports with any Regulatory Agencies as provided in Section 2.1(g) or any returns or other statements in respect of any Tax) and (vi) take no action which would reasonably be expected to adversely affect or delay the ability of Liberty Bank, General Bank or GBC to obtain any necessary approvals, consents or waivers of any Regulatory Agencies required for the transactions contemplated hereby, or to perform its covenants and agreements on a timely basis under this Agreement.

     4.2  Covenants of Liberty Bank. Except as otherwise provided herein or
          -------------------------
elsewhere in this Agreement, during the period from the date of this Agreement to the Effective Time of the Interim Merger, Liberty Bank shall not without the prior written consent of General Bank, which consent shall not be unreasonably withheld:

          (a) other than in the ordinary course of business consistent with past practice, implement any new deposit products or deposit promotion program, incur any indebtedness for borrowed money, assume, guarantee, endorse, or otherwise as an accommodation become responsible for, the obligations of any person;
          (b) adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or grant any stock appreciation rights or grant any person any right to acquire any shares of its capital stock; or issue any additional shares of its capital stock or any securities or obligations convertible into or exchangeable for shares of its capital stock;

          (c) other than in the ordinary course of business consistent with past practice and pursuant to policies in effect on the date hereof, sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any person, or cancel, release or assign any indebtedness of any such person or any claims held by any such person, except pursuant to contracts or agreements in force at the date of this Agreement;

          (d) other than in the ordinary course of business consistent with past practice, enter into or terminate any lease, contract or agreement, or make any change in any of its leases, contracts or agreements in excess of $50,000;

          (e) except to the extent required by law, existing change in control contracts or other employment agreements, or any payments made in connection with any profit sharing or similar plan, increase in any manner the compensation or fringe benefits of any of its employees or pay or accrue any additional severance benefits (except with respect to the total amount of the two severance agreements described in the Liberty Bank Disclosure Schedule), or pay any retention bonuses or any pension or retirement allowance not required by any existing plan or agreement to any such employees, or become a party to, amend (except as may be required under applicable law) or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee, or voluntarily accelerate the vesting of any compensation or benefit, other than general increases in compensation in the ordinary course of business consistent with past practice;

          (f) settle any claim, action or proceeding involving any liability of Liberty Bank if any such settlement, individually or in the aggregate with other such settlements, either (i) would have a Material Adverse Effect on Liberty Bank, (ii) result in material restrictions upon the operations of Liberty Bank, or (iii) would be reasonably likely to impact materially the terms of this Agreement or the transactions contemplated hereby;

          (g)  amend Liberty Bank's Articles of Organization or its Bylaws;

          (h) except in the ordinary course of business, waive or release any material right or collateral, or cancel or compromise any extension of credit or other debt or claim;

          (i) change any of its accounting policies, including without limitation, diverting in any manner from GAAP;

          (j) make or change any Tax election, file any amended Return or permit any insurance policy naming it as a beneficiary or loss-payable payee to be canceled or terminated, except in the ordinary course of business consistent with past practice;

          (k) make any changes to the stated ALL policy, or the application of such policy to the ALL; or

          (1) agree to, or make any commitment to, take any of the actions prohibited by this Section 4.2.

     For purposes of this Section 4.2, General Bank shall be deemed to have given consent to any action which is contrary to any specified covenant set forth in this Section if, within five (5) business days after receipt by General Bank of written notice from Liberty Bank of Liberty Bank's intention to act contrary to any of the specified covenants set forth in this Section, General Bank shall not have delivered to Liberty Bank written objection to any such action.

     4.3  Notification bv Libertv Bank of Certain Matters. During the period
          -----------------------------------------------
from the date of this Agreement to the Effective Time of the Interim Merger Liberty Bank shall provide General Bank at least three (3) Business Days notice of: (a) any loan, lease, advance, credit enhancement renewal or other extension of credit, or any commitment made with respect to the foregoing, in excess of $600,000 that Liberty Bank proposes to make; and (b) any investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any person that Liberty Bank proposes to make (other than existing portfolio investments of Liberty Bank), which is made other than in the ordinary course of Liberty Bank's business consistent with past practices and policies. Following Liberty Bank's receipt of a request by General Bank within such three (3) Business Day period, Liberty Bank shall first consult with and consider General Bank's views, should General Bank express opposition to the proposed action. General Bank shall be deemed not to have objected to Liberty Bank making any such loan or investment if General Bank does not notify Liberty Bank to the contrary within such three (3) Business Day period.

                               ARTICLE V COVENANTS

     5.1  Acquisition Proposals. Liberty Bank agrees that neither it, its Board
          ---------------------
of Directors, nor any of its respective officers and employees shall, and Liberty Bank shall direct and use its best efforts to cause its individual members of the Board of Directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by Liberty Bank) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to shareholders of Liberty Bank) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, Liberty Bank (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). Liberty Bank will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Liberty Bank will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 5.1. Liberty Bank will notify General Bank and GBC promptly if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with Liberty Bank or, to its knowledge, any of the individuals or entities referred to in the first sentence of this Section 5.1, and Liberty Bank shall not enter into any negotiations or discussions nor provide any non-public information or materials to any such individuals or entities unless Liberty Bank shall have received an unsolicited written offer (other than from General Bank or GBC) to effect an Acquisition Proposal and the Board of Directors of Liberty Bank is advised in a written opinion by legal counsel (a copy of which shall be provided promptly to General Bank and GBC) that, in the exercise of the directors' fiduciary obligations, such information should be provided to or such discussions or negotiations should be undertaken with the person or entity submitting such unsolicited written offer.

     5.2  Employees.
          ---------

          (a) General Bank shall have the right but not the obligation to offer employment immediately following the Effective Time of the Interim Merger to any and all persons who are expected to be officers and employees of Liberty Bank immediately before the Effective Time of the Interim Merger.


          (b) Only those severance or retention bonus obligations of Liberty Bank in connection with the severance agreements listed on the Liberty Bank Disclosure Schedule shall be accrued prior to the Closing.

          (c) General Bank agrees that as of and following the Effective Time of the Interim Merger and the consummation of the Bank Merger, the employees of Liberty Bank as of the Effective Time of the Interim Merger who are offered and who accept employment with General Bank (the "Former Liberty Bank Employees") shall be eligible to participate in General

Bank's employee benefit plans in which the similarly situated employees of General Bank participate, to the same extent as similarly situated employees of the General Bank. All of Liberty Bank's employee benefit plans shall be terminated, either by General Bank at or after the Effective Time of the Bank Merger or, at the direction of General Bank, by Liberty Bank immediately prior to the Effective Time of the Interim Merger. To the extent permitted by applicable laws, General Bank shall provide that distributions from Liberty Bank's profit sharing plan to persons who are employed by General Bank immediately after the Effective Time of the Interim Merger may be rolled into an appropriate existing General Bank Plan (as defined below) that accepts such rollover contributions.

          (d) With respect to each employee benefit plan, program, policy or arrangement maintained by General Bank for the benefit of current employees of General Bank (each such plan, program, policy or arrangement, a "General Bank Plan"), General Bank agrees that for purposes of determining eligibility to participate and vesting (but not for benefit accrual purposes other than severance and vacation entitlement), service with Liberty Bank (or predecessor employers to the extent Liberty Bank provides past service credit) shall be treated as service with General Bank; provided, however, that such services
                                      --------  -------
shall not be recognized to the extent that such recognition would result in a duplication of benefits. General Bank shall cause such General Bank Plan to waive (i) any pre-existing condition restriction which was waived under the terms of any analogous plan of Liberty Bank immediately prior to the Effective Time of the Interim Merger or (ii) any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to a Former Liberty Bank Employee on or after the Effective Time of the Interim Merger to the extent such Former Liberty Bank Employee had satisfied any similar limitation or requirement under an analogous plan of Liberty Bank prior to the Effective Time of the Interim Merger. Each Former Liberty Bank Employee shall be given credit for amounts paid under any analogous plan for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the General Bank Plan.

     5.3  Access and Information. Upon reasonable notice and subject to Liberty
          ----------------------
Bank's prior consent, which consent shall not be unreasonably withheld, Liberty Bank shall afford to General Bank and its authorized representatives (including, without limitation, directors, officers and employees of General Bank or GBC and its affiliates, and counsel, accountants and other professionals retained) such reasonable access during normal business hours throughout the period prior to the Effective Time of the Interim Merger, to the books, records (including, without limitation, shareholder lists, Tax Returns and work papers of independent auditors), properties and personnel of Liberty Bank, and to such other information as General Bank may reasonably request; provided, however,
                                                          --------  -------
that no investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty made herein. General Bank will not, and will cause its representatives not to, use any information obtained pursuant to this Section 5.3 for any purpose unrelated to this Agreement or the consummation of the transactions contemplated by this Agreement.

     5.4  Certain Filings, Consents and Arrangements. General Bank and Liberty
          ------------------------------------------
Bank shall (a) promptly make or cause any filings, notices and applications required to be made in order to obtain all approvals, consents and waivers of any Regulatory Agencies necessary or appropriate for the consummation of the transactions contemplated hereby, and (b) cooperate with one another (i) in promptly determining the filings that are required to be made or the approvals, consents or waivers that are required to be obtained under any relevant federal, state or foreign law or regulation, and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking to timely obtain any such approvals, consents or waivers. The parties shall deliver to one another copies of the publicly available portions of all such filings, notices and applications made by them or it, as the case may be, promptly after such filings are made.

     5.5  Additional Agreements. Subject to the terms and conditions herein
          ----------------------
provided, each of the parties hereto agrees to use all commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including to use commercially reasonable efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable governmental entities, to effect all necessary registrations, applications and filings (including, without limitation, any filings under any applicable state securities laws), and to obtain any required contractual consents and regulatory approvals, including any actions which may be required to effect the Mergers.

     5.6  Publicity. The initial press release announcing this Agreement shall
          ---------
be a joint press release on or as of the date hereof, and thereafter Liberty Bank and General Bank shall consult with each other in issuing any press releases or otherwise making public statements with respect to the other or the transactions contemplated hereby, and in making any filings with any governmental authority or with any national securities organization with respect thereto, provided that each party may make such press releases as it deems required under applicable law upon the advice of counsel, but only after affording the other party a reasonable opportunity to review and comment.

     5.7  Shareholder Meetings or Consent. Liberty Bank shall take all action
          -------------------------------
necessary, in accordance with the MGL and its Articles of Organization and Bylaws, to convene as promptly as practicable a meeting of the holders of Liberty Bank Common Stock for the purpose of considering this Agreement, the Interim Merger and the other actions contemplated by this Agreement. Except in reliance on the advice of legal counsel set forth in a written opinion as provided in Section 5.1, Liberty Bank's Board of Directors shall unanimously recommend that the Liberty Bank shareholders vote in favor of and approve this Agreement, shall cause Liberty Bank to use its reasonable efforts to solicit from Liberty Bank shareholders proxies or consents to vote their shares in favor of the Agreement and shall take all other action in their judgment reasonably necessary or appropriate to obtain the approval of Liberty Bank shareholders required to effect the Agreement and the Interim Merger.

     5.8  Proxy Statement. As soon as practicable after the date hereof, Liberty
          ---------------
Bank shall prepare a proxy statement in accordance with applicable law to take shareholder action on the Agreement, including without limitation the Mergers (the "Proxy Statement"), and shall promptly after the receipt of any required regulatory review, mail the Proxy Statement to all holders of record (as of the applicable record date) of shares of Liberty Bank Common Stock entitled to vote. Liberty Bank represents and covenants that the Proxy Statement and any amendment or supplement thereto, at the date of mailing to shareholders of Liberty Bank and the date of the meeting of Liberty Bank's shareholders to be held in connection with the Agreement and the Interim Merger will not contain any untrue statement of a material fact or omit to state any material fact required to be stated or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that Liberty Bank makes no representations or
                --------  -------
covenants with respect to information provided to Liberty Bank in writing by General Bank or GBC specifically for inclusion in the Proxy Statement, and General Bank hereby represents that any such information so provided by General Bank or GBC will not contain any untrue statement of a material fact or omit to state any material fact required to be stated or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The parties shall cooperate with each other in the preparation of the Proxy Statement and Liberty Bank shall provide General Bank an opportunity to review and comment upon a final draft of the Proxy Statement prior to its mailing to Liberty Bank's shareholders.

     5.9  Notification of Certain Matters.
          -------------------------------

          (a) Liberty Bank shall give prompt notice to General Bank of any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by Liberty Bank subsequent to the date of this Agreement and prior to the Effective Time of the Interim Merger, under any contract material to the financial condition, properties, businesses or results of operations of Liberty Bank, to which Liberty Bank is a party or is subject.

          (b) Liberty Bank shall give prompt notice to General Bank of any change, or any series of changes, in the financial condition, properties, business or results of operations of Liberty Bank which would have a Material Adverse Effect or the occurrence of any event which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in any such change.

          (c) Each party shall give prompt notice to the other party or parties of any notice or other communication from any third party challenging the legality of this Agreement or any of the transactions contemplated hereby or alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

     5.10 Indemnification. General Bank agrees that all rights to
          ---------------
indemnification or exculpation now existing in favor of the directors, officers and employees of Liberty Bank as provided in its Articles of Organization, Bylaws, indemnification agreements or otherwise in effect as of the date hereof with respect to matters occurring prior to the Effective Time of the Interim Merger, shall survive the Mergers and shall continue in full force and effect. General Bank further agrees in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation initiated by a party other than General Bank or GBC in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time of the Interim Merger, a director or officer of Liberty Bank (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertinent to (i) the fact that he or she is or was a director or officer of Liberty Bank or any of its predecessors or affiliates or
(ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time of the Interim Merger, the parties agree to cooperate and use their reasonable best efforts to defend against and respond thereto. It is understood and agreed that General Bank shall indemnify and hold harmless, as and to the extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law and including reasonable attorney's fees and expenses incurred in connection with prevailing in a suit by an Indemnified Party to enforce its rights under this Section 5.1
l), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation ("Claims"); in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time of the Interim Merger), the Indemnified Parties may retain counsel reasonably satisfactory to General Bank; provided, however, that (1)
                                                 --------  -------
General Bank shall have the right to assume the defense thereof and upon such assumption General Bank shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if General Bank elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises that there are issues which raise conflicts of interest between General Bank and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with General Bank, and General Bank shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) General Bank shall in all cases be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (3) General Bank shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and (4) General Bank shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. General Bank's indemnification obligations under this Section 5.11 shall extend only to Claims threatened in writing or existing prior to the third anniversary of the Effective Date and of which the Indemnified Party gives notice to General Bank prior to or on such date, or within ten (10) days after such date.

     5.11 Notices: Reports.
          ----------------

          (a) Liberty Bank will promptly notify General Bank of any event of which Liberty Bank obtains knowledge that has had or may have a Material Adverse Effect on Liberty Bank, or in the event Liberty Bank determines that it is unable to fulfill any of the conditions to the performance of General Bank's obligations hereunder, and Liberty Bank will furnish General Bank (i) as soon as available, and in any event within ten (10) days after it is prepared, any report by Liberty Bank for submission to the Board of Directors of Liberty Bank or committees thereof, (ii) as soon as available, all proxy statements, financial statements, and all reports to be filed by Liberty Bank with any of the Regulatory Agencies after the date hereof, and (iii) such other existing reports as General Bank may reasonably request relating to Liberty Bank.

          (b) General Bank will promptly notify Liberty Bank of any event of which General Bank obtains knowledge that has had or may have a Material Adverse Effect on General Bank, or in the event General Bank determines that it is unable to fulfill any of the conditions to the performance of Liberty Bank's obligations hereunder, and General Bank shall thereafter furnish Liberty Bank with such information as Liberty Bank may reasonably request. General

Bank shall furnish Liberty Bank such reports filed by General Bank and GBC with any of the Regulatory Agencies as Liberty Bank may reasonably request which are relevant to the transactions contemplated by this Agreement and the disclosure of which by General Bank to Liberty Bank is not otherwise prohibited by law or regulation.

     5.12 Libertv Bank Board of Directors Meeting Attendance; General Bank
          -----------------------------------------------------------------
Representatives. Subject to the prior consent of Liberty Bank, a representative
---------------
of General Bank designated by General Bank and approved in advance by Liberty Bank, may attend meetings of the Liberty Bank Board of Directors, or any committee thereof, and the Liberty Bank Loan Committee, provided that such representative may be excluded by the Liberty Bank Board of Directors from any discussion it deems appropriate with respect to the transactions contemplated by this Agreement or other discussions of any material matters as to which it is deemed important for preservation of the attorney client privilege. Liberty Bank shall give General Bank at least forty-eight (48) hours notice of any Liberty Bank Board of Directors, Loan Committee and any other committee meetings.

                      ARTICLE VI CONDITIONS TO CONSUMMATION

     6.1  Conditions to All Parties' Obligations. The respective obligations of
          --------------------------------------
parties to effect the Mergers shall be subject to the satisfaction or waiver prior to the Effective Time of the Interim Merger of the following conditions:

          (a) The Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of Liberty Bank.

          (b) General Bank, GBC and Liberty Bank shall have procured the required Regulatory Agencies' approvals, consents or waivers with respect to the Agreement and the transactions contemplated hereby (including the organization of GB Interim Bank), and all applicable statutory waiting periods shall have expired; and the parties shall have procured any other regulatory approvals, consents or waivers of governmental authorities or other persons that are necessary or appropriate to the consummation of the transactions contemplated by the Agreement; provided, however, that no approval, consent or waiver referred
               --------  -------
to in this Section 6.1 (b) shall be deemed to have been received if it shall include any condition or requirement that, individually or in the aggregate, (i) would result in a Material Adverse Effect on Liberty Bank or General Bank (after giving effect to the Interim Merger or the Bank Merger and the other transactions contemplated by this Agreement), or (ii) would so materially reduce the economic or business benefits of the acquisition contemplated by the Agreement to General Bank or GBC that had such condition been known to General Bank or GBC, General Bank and GBC in their respective good faith reasonable judgments would not have entered into this Agreement.

          (c) No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Interim Merger or the Bank Merger or any other transaction contemplated by this Agreement, and no litigation or proceeding shall be pending against any party or any of their respective subsidiaries brought by any governmental agency seeking to prevent consummation of the transactions contemplated hereby.

          (d) No statute, rule, regulation, order, injunction or decree shall have been enacted, entered or promulgated by any governmental authority which prohibits, restricts or makes illegal the consummation of the Interim Merger or the Bank Merger, or any other transaction contemplated by this Agreement.

          (e) The Exchange Agent Agreement shall have been executed by all appropriate parties and the Adjusted Cash Consideration shall have been delivered to the Exchange Agent.

     6.2  Conditions to Obligations of General Bank.  The obligations of General
          -----------------------------------------
Bank to effect the Mergers shall be subject to the satisfaction or waiver prior to the Effective Time of the Interim Merger of the following additional conditions:

          (a) Each of the representations and warranties of Liberty Bank contained in this Agreement shall, in all material respects, be true on the Effective Date as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); Liberty Bank shall have performed, in all material respects, each of its covenants and agreements contained in this Agreement; and General Bank shall have received a certificate signed by the Chief Executive Officer of Liberty Bank dated as of the Effective Time of the Interim Merger, to the foregoing effect.

          (b) Since June 30, 2001, there shall have been no Material Adverse Effect on Liberty Bank.

          (c) At least five (5) Business Days prior to the Effective Time of the Interim Merger, Liberty Bank shall provide General Bank with Liberty Bank's Closing Financial Statements. The "Closing Financial Statements" shall be defined as the balance sheet and income statement as of the last day of that month which most immediately precedes the Closing Date by at least five (5) days. The Closing Financial Statements shall have been prepared in all material respects in accordance with GAAP and other applicable legal and accounting requirements, reflecting all period-end accruals and other adjustments usual and customary.

          (d) Liberty Bank's Closing Book Value shall not be less than $5,578,779. The "Closing Book Value" shall be defined as the stockholders' equity as shown in the Closing Financial Statements plus a per diem amount based on the average daily earnings for the third quarter of 2001, which amount is $2,015, further reduced by the amount of any accrual or payment of, or in connection with, the two severance agreements listed on the Liberty Bank Disclosure Schedule which shall have been accrued during the month of the Closing.

     6.3  Conditions to Obligations of Liberty Bank.  The obligation of Liberty
          -----------------------------------------
Bank to effect the Interim Merger shall be subject to the satisfaction or waiver prior to the Effective Time of the Interim Merger of the following additional conditions:

     Each of the representations and warranties of General Bank contained in this Agreement shall, in all material respects, be true on the Effective Time of the Interim Merger as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); General Bank shall have performed, in all material respects, each of its covenants and agreements contained in this Agreement; and Liberty Bank shall have received a certificate signed by the Chief Executive Officer of General Bank, dated as of the Effective Time of the Interim Merger, to the foregoing effect.

                             ARTICLE VII TERMINATION

     7.1  Termination.  This Agreement may be terminated, and the Merger
          -----------
abandoned, prior to the Effective Time of the Interim Merger, either before or after its approval by the parties' shareholders:

          (a) by the mutual consent of the parties, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board;

          (b) by either party, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of a material breach by the other party hereto of any representation, warranty, covenant or agreement contained herein such that the conditions in Section 6.2(a) or 6.3, as applicable, would not be satisfied; provided, however, that if such breach is
                                    --------  -------
cured within 30 days after written notice is given to the party committing such breach by the other party, then this Agreement may not be terminated pursuant to this Section 7.(b);

          (c) by either party by written notice to the other party if (i) any approval, consent or waiver of a governmental authority required to permit consummation of the transactions contemplated hereby shall have been conclusively denied; (ii) action shall have occurred which prevents the satisfaction of the condition in Section 6.1 (d); (iii) any governmental authority of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement;

          (d) by either party, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by March 31, 2002, unless the failure to so consummate by such time is due to (i) the breach of any representation, warranty or covenant contained in this Agreement by the party seeking to terminate in which case subsection 7.1 (b) shall control, or (ii) subsection (e) immediately below;


          (e) by either party as provided in this subsection (e), if it is commercially unreasonable for such party to consummate the Mergers due to the occurrence and effect of a Force Majeure. As used in this Agreement, the term "Force Majeure" means acts of war, acts of public enemies, terrorists, mobs or rioters, or acts of God that prevents either party from continuing its banking operations substantially as now conducted and precludes the party from completing the Mergers or operating after the Mergers as contemplated by this Agreement take place; provided, however, that the occurrence and effect of a
                      --------  -------
Force Majeure for purposes of this subsection shall be determined by the good faith and commercially reasonable judgment of the party seeking termination. The party seeking termination due to a Force Majeure shall immediately provide written notice to the other party. Upon receipt of such notice, the earliest Closing date shall be delayed for a period of 60 days from the date of receipt of the notice (even if such 60-day period shall continue past March 31, 2002). If, in the good faith and commercially reasonable judgment of either party, the Force Majeure effect continues to make it commercially unreasonable to consummate the Mergers at the end of such 60 day period, then either party may terminate this Agreement. If the parties agree that despite the effect of the Force Majeure it is commercially reasonable to consummate the Mergers, the Closing shall occur within 60 days of such agreement of the parties;

          (f) by either party without any cause, if its Board of Directors so determines by a vote of a majority of the members of its entire Board; or

          (g) by either party if the other party fails to close the transaction without any cause provided for herein; or

          (h)   by General Bank if the conditions set forth in Section 6.2(b),
(c) or (d) have not been satisfied, or by either party if the conditions set forth in Section 6.1(b), (c) or (d) have not been satisfied, in which event no termination fee shall be payable by either party.

     7.2  Effect of Termination: Fees.  As mutual inducements by Liberty Bank
          ---------------------------
and General Bank to one another to enter into this Agreement:

          (a) In the event: (i) this Agreement is unilaterally terminated by Liberty Bank as set forth in Section 7.1(f); (ii) a majority of the Liberty Bank Board of Directors does not recommend or the Liberty Bank shareholders do not approve, this Agreement and the Merger; (iii) Liberty Bank breaches Section 5.1 or takes action in reliance on a written legal opinion as provided in Section 5.1; or (iv) General Bank terminates this Agreement as set forth in Section 7.1(b) or 7.1(g), then Liberty Bank shall wire General Bank within three (3) Business Days of demand the sum of $500,000, whereupon Liberty Bank shall have no further liability or obligation to General Bank;

          (b) In the event this Agreement is unilaterally terminated by Liberty Bank as set forth in Section 7.1(e), then Liberty Bank shall wire General Bank within three (3) Business Days of demand the sum of $250,000, whereupon Liberty Bank shall have no further liability or obligation to General Bank;

          (c) In the event this Agreement is unilaterally terminated by General Bank as set forth in Section 7.1(f), or in the event Liberty Bank terminates this Agreement as set forth in Section 7.1(b) or 7.1(g), then General Bank shall wire Liberty Bank within three (3) Business Days of demand the sum of $500,000, whereupon General Bank shall have no further liability or obligation to Liberty Bank; and

          (d) In the event this Agreement is unilaterally terminated by General Bank as set forth in Section 7.1(e), then General Bank shall wire Liberty Bank within three (3) Business Days of demand the sum of $250,000, whereupon General Bank shall have no further liability or obligation to Liberty Bank.

     The parties hereto hereby agree that the amounts set forth in Sections 7.2(a)-(d) represent the respective party's:

          (i) direct costs and expenses incurred in negotiating and undertaking to carry out the transactions contemplated hereby,

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


          (ii) indirect costs and expenses incurred in connection with the transactions contemplated hereby, including but not limited to, each respective party's management time devoted to negotiating and preparing for the transactions contemplated hereby, and

          (iii) loss as a result of the transactions contemplated by this Agreement not being consummated.

     In the event of termination of this Agreement pursuant to Section 7.1 and as set forth above, the provisions of Section 8.6 and the last sentence of
Section 5.3 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

                           ARTICLE VIII OTHER MATTERS

     8.1  Certain Definitions: Interpretation.  As used in this Agreement, the
          -----------------------------------
following terms shall have the meanings indicated:

          (a) "Business Day" shall mean any day other than a Saturday, Sunday, national holiday or any other day on which California or Massachusetts banks are permitted or required to close.

          (b) "knowledge" shall mean facts and other information which as of the date of this Agreement any director, the president, any executive vice president, the chief financial officer, the chief operating officer or the chief credit officer, or any senior vice president (and any officer superior to any of the foregoing) of a party knows as a result of the performance of his or her duties, or that any director or officer of a bank or bank holding company reasonably should know in the normal course of his or her duties.

          (c) "material" means material to General Bank or Liberty Bank (as the case may be) and their respective subsidiaries, if any, taken as a whole.

          (d) "Material Adverse Effect", with respect to a person, means any condition, event, change, development, occurrence or any combination of the foregoing which, individually or in the aggregate, has, or is reasonably likely to have or result in a material adverse effect upon (1) the financial condition, properties, business, results of operations or prospects of such person and its subsidiaries, taken as a whole, without regard to costs and expenses incurred by Liberty Bank in connection with this Agreement and the consummation of the transactions contemplated hereby, or (2) the ability of such person to perform its obligations under, and to consummate the transactions contemplated by, this Agreement, provided, however, that in determining whether a Material Adverse
           --------  -------
Effect has occurred, there shall be excluded from such determination any effect on the referenced party the cause of which is (i) any change in the banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (ii) any change in GAAP applicable to banks generally, (iii) changes in the general level of interest rates for Liberty Bank's products in Liberty Bank's market, (iv) any action or omission of General Bank or Liberty Bank taken with the prior written consent of General Bank or Liberty Bank, as applicable or permitted by this Agreement, and
(v) any outbreak of hostilities, national or international calamity or crisis, or any banking moratorium or other general directive issued by state or federal banking authorities that affects the operations of banks or trust companies in the United States generally, but provided further, that the exclusions
                             --------------------

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


in this subsection (v) shall have no effect on, and are mutually exclusive from, the terms and conditions set forth in Sections 6.2(d).

          (e) "person" includes an individual, corporation, partnership, association, trust, limited liability company or unincorporated organization.

          (f) "subsidiary", with respect to a person, means any other person controlled by such person.

     When a reference is made in this Agreement to Sections, an Exhibit or an Addendum, such reference shall be to a Section of, or an Exhibit or Addendum to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include", " includes", or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation". Any singular term in this Agreement shall be deemed to include the plural, and any plural term shall be deemed to include the singular.

     8.2  Survival.  Only those agreements and covenants of the parties that are
          --------
by their terms applicable in whole or in part after the Effective Time of the Interim Merger shall survive the Effective Time of the Interim Merger. All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Agreement and shall not survive the Effective Time of the Interim Merger.

     8.3  Waiver.  Prior to the Effective Time of the Interim Merger, any
          ------
provision of this Agreement may be: (i) waived by the party benefited by the provision; or (ii) amended or modified at any time (including a change to the structure of the transaction) by an agreement in writing between the parties hereto approved by their respective Boards of Directors, except that, after the vote by the shareholders of Liberty Bank, no amendment may be made that would contravene California law.

     8.4  Counterparts.  This Agreement may be executed in counterparts, each of
          ------------
which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

     8.5  Governing Law.  To the fullest extent permissible under governing law,
          -------------
including the laws of the Commonwealth of Massachusetts, this Agreement shall be governed by, and interpreted in accordance with the laws of the State of California.

     8.6  Expenses.  Each party hereto will bear all expenses incurred by it in
          --------
connection with this Agreement and the transactions contemplated hereby, provided, however, that General Bank shall pay any and all expenses of the
-----------------
Exchange Agent, as set forth in Section 1.8(b) hereof.

     8.7  Notices.  All notices, requests, acknowledgements and other
          -------
communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, telecopy, telegram or telex (confirmed in writing) to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

     If to Liberty Bank, to:

          Hwachii Lien
          Chairman and Treasurer
          Liberty Bank and Trust Company
          21 Milk Street
          Boston, Massachusetts 02109
          Telecopy: (617) 338-1674

     With a copy to:

          Noel G. Posternak, P.C.
          Posternak, Blankstein & Lund, LLP
          100 Charles River Plaza
          Boston, Massachusetts 02114
          Telecopy: (617) 367-2315

     If to General Bank, to:

          Li-Pei Wu
          Chairman of the Board
          General Bank
          GB Financial Center
          800 West Sixth Street
          Los Angeles, California 90017
          Telecopy: (213) 972-4229

     With a copy to:

          T. J. Grasmick, Esq.
          Manatt, Phelps & Phillips, LLP
          11355 West Olympic Boulevard
          Los Angeles, California 90064
          Telecopy: (310) 312-4224

          and

          Stephen J. Coukos, Esq.
          Edwards & Angell, LLP
          101 Federal Street
          Boston, Massachusetts 02110
          Telecopy: (617) 439-4170

     8.8  Entire Agreement; Etc. This Agreement (including the Liberty Bank
          ---------------------
Disclosure Schedule, the General Bank Disclosure Schedule, and the Exhibits to this Agreement), together with the Exchange Agent Agreement, and the Interim Merger Agreement and the Bank Merger Agreement provided for herein, when executed, shall represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. All terms and provisions of the Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Sections 1.8 and 5.11, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     8.9  Assignment. This Agreement may not be assigned by any party hereto
          ----------
without the written consent of the other parties and any purported assignment shall be void.

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                                       31

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.



                                         GENERAL BANK



                                         By   /s/ Li-Pei Wu
                                            ------------------------------
                                         Name: Li-Pei Wu
                                         Title: Chairman of the Board


                                         LIBERTY BANK AND TRUST COMPANY



                                         By   /s/ Hwachii Lien
                                            ------------------------------
                                         Name: Hwachii Lien
                                         Title: Chairman of the Board

                                       32